CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Viskase Companies, Inc. and subsidiaries on Form S-8 (File Nos. 333-10689 and 333-12829) of our report dated March 17, 2000 except as to Note 25, for which is dated August 31, 2000, on our audits of the consolidated financial statements and financial statement schedule of Viskase Companies, Inc. and Subsidiaries as of and for the years ended December 31, 1999 and 1998, and for the year ended December 31, 1999 and the periods December 26, 1997 to December 31, 1998 and December 27, 1996 to December 25, 1997, which reports are included in the annual report on Form 10-K.


PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
September 22, 2000